LEHMAN BROTHERS INCOME FUNDS
                              MANAGEMENT AGREEMENT

                                   SCHEDULE A

                     SERIES OF LEHMAN BROTHERS INCOME FUNDS



Lehman Brothers Core Bond Fund

Lehman Brothers New York Municipal Money Fund




Date: September 11, 2007







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                          LEHMAN BROTHERS INCOME FUNDS
                              MANAGEMENT AGREEMENT

                                   SCHEDULE B

                              RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

LEHMAN BROTHERS CORE BOND FUND
LEHMAN BROTHERS NEW YORK MUNICIPAL MONEY FUND

0.250% of the first $500 million of average daily net assets 0.225% of the next $500 million of average daily net assets 0.200% of the next $500 million of average daily net assets 0.175% of the next $500 million of average daily net assets 0.150% of average daily net assets in excess of $2 billion

Date: September 11, 2007